EXHIBIT 99.1

Contact:
Crescendo Communications, LLC
David Waldman or John Quirk
Tel: (212) 671-1020
Email: newn@crescendo-ir.com

New Energy Systems Group Reports 335% Increase in
Revenue for the Second Quarter of 2010

New York and Shenzhen – August 16, 2010 – New Energy Systems Group (NYSE AMEX: NEWN) (“New Energy” or the “Company”), a vertically integrated original design manufacturer and distributor of lithium ion batteries and backup power systems, today announced financial results for the second quarter ended June 30, 2010.

Second Quarter 2010 Highlights (year-over-year):

●	Revenue increased 335.2% to approximately $23.4 million
●	Gross profit increased 280.1% to approximately $6.1 million
●	GAAP EPS increased 31.0% to $0.28 per diluted share
●	Adjusted EPS increased 59.1% to $0.35 per diluted share
●	Generated approximately $6.5 million of cash flow from operations year-to-date
●	Made final payment of $4.0 million related to Anytone acquisition, resulting in a reduction of ‘accounts payable and accrued expenses’
●	Reaffirms 2010 adjusted EPS guidance of at least $1.23 per diluted share

Mr. Nian Chen, New Energy’s Chief Executive Officer, commented, “We are pleased to report another strong quarter with solid revenue and earnings growth.  We experienced organic growth in all four of our business lines and continued to benefit from the accretive acquisitions of Anytone, completed in December 2009, and NewPower, completed in January 2010. The past six months have been a very active time for us.  We completed and integrated two major acquisitions, repaid almost all of our debt, significantly increased our profitability, and listed our stock on NYSE Amex.  We have transformed the company into a fully integrated manufacturer that is now well-positioned to benefit from the increasing world-wide demand for our products.  As a result, we are excited about our accomplishments to date, and we are even more excited about our New Energy’s future.  Now that we have finished integrating our acquisitions, we can focus more on growing our business in China and in large markets where we currently have very limited presence, such as North America, Europe and Japan.  With our healthy balance sheet, excess manufacturing capacity, and a reputation for frequent and innovative new product introductions, we are well-positioned to capitalize on our industry’s favorable outlook.  World-wide demand for our products is projected to increase significantly in the coming years as a result of the growing popularity of portable electronic devices including iPhones, iPads, Blackberries, Androids and other smart phones. Finally, management is committed to generating shareholder value, which we intend to achieve not only by increasing earnings, but also by maintaining high corporate governance standards and by actively increasing our awareness among the U.S. investment community.”

Mr. Chen continued, “We are comfortable with our previously announced guidance, and we expect our 2010 adjusted net income will be at least $15.6 million, or $1.23 per diluted share, based on approximately 12.6 million fully diluted shares. This represents an increase of approximately 38% in adjusted diluted EPS despite the fact that our effective tax rate is expected to be approximately 22% for 2010 compared to only about 12% for 2009.”

Revenue for the three months ended June 30, 2010, was approximately $23.4 million as compared to $5.4 million for the three months ended June 30, 2009, an increase of 335.2%. Sales in the battery segment, which includes the newly acquired Anytone and NewPower businesses, grew 469.1% to approximately $20.9 million in the second quarter of 2010 compared to $3.7 million in the second quarter of 2009.  Sales in the battery shell and cover segment grew 45.5% to approximately $2.5 million in the second quarter of 2010, compared to $1.7 million in the second quarter of 2009. Anytone, which was acquired in December 2009, contributed revenue of approximately $10.8 million in the second quarter of 2010. NewPower, which was acquired on January 12, 2010, contributed approximately $8.3 million of revenue in the second quarter of 2010.  On a standalone basis, sales for Anytone and NewPower in the second quarter of 2010 increased 86.1% and 53.8%, respectively, compared to the same period last year prior to the acquisitions.  Excluding the contributions from Anytone and NewPower, revenue from the battery assembly and distribution business increased approximately 34.6% compared to the second quarter of 2009.

Gross profit was approximately $6.1 million, or 26.3% of total revenue, for the three months ended June 30, 2010, as compared to $1.6 million, or 30.1% of total revenue, for the three months ended June 30, 2009. The decline in gross margins reflects the inclusion of NewPower for a full quarter, which has lower gross margins than the other business lines, coupled with slightly higher production and material costs.

Operating income was approximately $4.6 million for the three months ended June 30, 2010, as compared to $1.5 million for the three months ended June 30, 2009.  For the second quarter of 2010, general and administrative expenses included $697,000 in non-cash amortization expense and $169,000 in non-cash stock compensation expense, compared to $18,000 of non-cash amortization expense and zero non-cash stock compensation expense for the second quarter of 2009.  Operating income excluding these non-cash items was approximately $5.4 million for the three months ended June 30, 2010, as compared to $1.5 million for the three months ended June 30, 2009.

Net income for the three months ended June 30, 2010, was approximately $3.6 million, or $0.28 per diluted share, compared to net income of $1.3 million, or $0.22 per diluted share, for the three months ended June 30, 2009. Excluding non-cash stock-based compensation expense and amortization expense, adjusted net income, was approximately $4.4 million, or $0.35 per diluted share, for the three months ended June 30, 2010, as compared to $1.4 million, or $0.22 per diluted share, for the three months ended June 30, 2009 (see table below for reconciliation to net income).

As of June 30, 2010, the Company had cash and cash equivalents of approximately $3.8 million, working capital of $12.6 million, no long-term debt and stockholders’ equity of $59.3 million. During the second quarter of 2010, the company made a final payment related to the Anytone acquisition which reduced cash, offset by a reduction in accounts payables, by approximately $4.0 million.

Table 1: Reconciliation of reported net income to adjusted net income for the three and six months ended June 30, 2010 and 2009:

The Company defines adjusted net income as earnings before non-cash compensation and amortization expense. Adjusted net income is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States ("GAAP"), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of adjusted net income is relevant and useful by enhancing the readers' ability to understand the Company's operating performance. The Company's management utilizes adjusted net income as a means to measure performance. The Company's measurements of adjusted net income may not be comparable to similar titled measures reported by other companies. The table below reconciles adjusted net income, a non-GAAP measure, to net income for the three months ended June 30, 2010, and June 30, 2009.

	Three Months Ended
	June 30,
	2010	2009
Net income	$3,568,974	$1,338,656
Add back: non-cash, stock based compensation expense	$169,000	$-
Add back: amortization expense	$697,000	$18,000
Adjusted net income	$4,434,974	$1,356,656

Reported net income per diluted share	$0.28	$0.22
Adjusted net income per diluted share	$0.35	$0.22

	Six Months Ended
	June 30,
	2010	2009
Net income	$7,350,840	$1,842,938
Add back: non-cash, stock based compensation expense	$338,000	$-
Add back: amortization expense	$1,394,000	$46,000
Adjusted net income	$9,082,840	$1,888,938

Reported net income per diluted share	$0.58	$0.30
Adjusted net income per diluted share	$0.72	$0.30

Conference Call

New Energy Systems Group will also host a conference call at 8:30 a.m. Eastern Time on Monday, August 16, 2010. During the call, Mr. Weihe Yu, Chairman, Mr. Nian Chen, Chief Executive Officer, and Mr. Junfeng Chen, Chief Financial Officer will discuss the Company’s quarterly performance and financial results.

The telephone number for the conference call is (877) 407-8033 (U.S. callers) or (201) 689-8033 (international callers). A live webcast of the call will also be available on the Company's website www.newenergysystemsgroup.com. To listen to the live call online, please visit the site at least 10 minutes early to register, download and install any necessary audio software.

The webcast will be archived on the website, and investors will be able to access an encore recording of the conference call for seven calendar days through midnight Monday, August 23, 2010, by calling (877) 660-6853 (U.S. callers) or (201) 612-7415 (international callers) and entering account #286 and conference ID #355510. The encore recording will be available two hours after the conference call has concluded.

About New Energy Systems Group

New Energy Systems Group is a vertically integrated original design manufacturer and distributor of lithium ion batteries and backup power systems for mobile phones, laptops, digital cameras, MP3s and a variety of other portable electronics. The company’s end-user consumer products are sold under the Anytone brand in China, and the company has begun expanding its international sales efforts. The fast pace of new mobile device introductions in China combined with a growing middle class make it fertile ground for New Energy’s end-user consumer products, as well as its high powered, light weight lithium ion batteries. In addition to historically strong organic growth, New Energy is expected to benefit from economies of scale, broader distribution, greater production capacity and higher profit margins in 2010. Additional information about the company is available at: www.newenergysystemsgroup.com.

Forward Looking Statements

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary and affiliated companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes,” “expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

(tables to follow)

NEW ENERGY SYSTEMS GROUP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30, 2010 (Unaudited)	December 31, 2009
Current assets
Cash and cash equivalents	$3,781,165	$3,651,990
Accounts receivable	16,821,827	9,776,041
Inventory	1,935,226	502,702
Prepaid expenses	175,612	-
Deposit	37,833	-
Other receivables	-	3,470,903
Due from shareholders	263,821	262,380

Total current assets	23,015,484	17,664,016

Plant, property & equipment, net	938,854	699,790

Other assets
Goodwill	28,452,196	19,244,036
Intangible assets, net	21,390,830	15,772,344

Total other assets	49,843,026	35,016,380

Total assets	$73,797,364	$53,380,186

Current liabilities
Accounts payable and accrued expenses	$8,438,211	$9,095,623
Taxes payable	1,443,546	762,430
Loan payable to related party	530,121	527,225

Total current liabilities	10,411,878	10,385,278

Deferred tax liability	4,133,977	3,001,584

Total Liabilities	14,545,855	13,386,862

Stockholders' equity
Preferred stock, $.001 par value, 7,575,757 shares authorized, issued and outstanding	7,576	7,576
Common stock, $.001 par value, 140,000,000 shares authorized, 11,863,390 shares issued and outstanding	11,863	11,863
Additional paid in capital	53,640,550	42,165,283
Statutory reserve	2,070,081	2,070,081
Other comprehensive income	1,320,564	1,225,986
Retained earnings (Accumulated deficit)	4,311,868	(3,038,972)
Less: Deferred compensation	(2,110,993)	(2,448,493)

Total stockholders' equity	59,251,509	39,993,324

Total liabilities and stockholders' equity	$73,797,364	$53,380,186

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

	Six Months Ended June 30,		Three Months Ended June 30,
	2010	2009	2010	2009

Revenue, net
Battery	$40,330,653	$5,452,243	$20,931,503	$3,677,785
Battery shell and cover	5,527,349	2,557,870	2,473,836	1,700,208
Total revenue	45,858,002	8,010,113	23,405,339	5,377,993

Cost of sales
Battery	29,582,795	3,729,291	15,508,810	2,538,448
Battery shell and cover	3,700,517	1,949,757	1,747,124	1,221,860
Total cost of sales	33,283,312	5,679,048	17,255,934	3,760,308

Gross profit	12,574,690	2,331,065	6,149,405	1,617,685

Operating expenses
Selling expenses	245,816	39,432	119,842	21,293
General and administrative expenses	2,834,987	179,236	1,460,832	78,189
Total operating expenses	3,080,803	218,668	1,580,674	99,482

Income from operations	9,493,887	2,112,397	4,568,731	1,518,203

Other income (expenses)
Other income (expense)	7,541	1,418	(746)	(1,480)
Interest income (expense)	45,164	(57,793)	23,875	(26,751)
Total other income (expense), net	52,705	(56,375)	23,129	(28,231)

Income before income taxes	9,546,592	2,056,022	4,591,860	1,489,972

Provision for income taxes	(2,195,752)	(213,084)	(1,022,886)	(151,316)

Net income	7,350,840	1,842,938	3,568,974	1,338,656

Other comprehensive income
Foreign currency translation	94,578	17,326	88,139	31,954

Comprehensive income	$7,445,418	$1,860,264	$3,657,113	$1,370,610

Net income per share
Basic	$0.62	$0.34	$0.30	$0.25
Diluted	$0.58	$0.30	$0.28	$0.22

Weighted average number of shares outstanding:
Basic	11,863,390	5,446,062	11,863,390	5,446,062
Diluted	12,623,880	6,203,637	12,623,866	6,203,637

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

	Six Months Ended June 30,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$7,350,840	$1,842,938
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	1,520,631	156,486
Deferred tax liability	(269,495)	-
Deferred compensation expense	337,500	-
Loss on disposal of fixed asset	672	-
(Increase) / decrease in current assets:
Accounts receivable	(4,139,758)	2,327,997
Inventory	(1,182,208)	535,730
Prepaid expenses, deposits and other receivables	433,995	-
Increase/(Decrease) in current liabilities:
Accounts payable and accrued expenses	1,818,392	(1,641,333)
Taxes payable	613,118	(164,280)

Net cash provided by operating activities	6,483,687	3,057,538

CASH FLOWS FROM INVESTING ACTIVITIES
Cash acquired in acquisition of Newpower	24,550	-
Proceeds from sale of property and equipment	623	-
Acquisition of property and equipment	(34,609)	-

Net cash used in investing activities	(9,436)	-

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of acquisition liability for Anytone	(5,000,000)	-
Payment on loan payable	-	(87,813)
Loan from (repayment to) related party	(1,362,597)	40,966

Net cash used in financing activities	(6,362,597)	(46,847)

Effect of exchange rate changes on cash and cash equivalents	17,521	(15,197)

Net increase in cash and cash equivalents	129,175	2,995,494

Cash and cash equivalents, beginning balance	3,651,990	6,969,454

Cash and cash equivalents, ending balance	$3,781,165	$9,964,948